Exhibit 10.2

SERVICES AGREEMENT

THIS AGREEMENT made this 22nd day of July, 2025, by and between Antares Capital Credit Advisers LLC, a Delaware limited liability company (the “Adviser”), and Quasar Distributors, LLC, a Delaware limited liability company (the “Placement Agent”).

WHEREAS, the Placement Agent and Antares Strategic Credit Fund II LLC (the “Fund”) have entered into a private placement agent agreement dated as of July 22, 2025 (the “Private Placement Agent Agreement”) whereby the Placement Agent acts as the principal underwriter and private placement agent of the Fund.

WHEREAS, the Adviser has agreed to compensate the Placement Agent to the extent that the Fund is not authorized to so compensate the Placement Agent.

NOW THEREFORE, the Adviser and the Placement Agent hereby agree as follows:

1.            Compensation and Expenses. The Placement Agent has agreed to provide the services set forth in the Private Placement Agent Agreement, which is attached hereto as Exhibit A, and the Adviser has agreed to pay the Placement Agent the compensation set forth in Exhibit B hereto.

2.	Term and Termination.

(a)              This Agreement will become effective upon the date first set forth above, will continue in effect throughout the term of the Private Placement Agent Agreement, and will terminate automatically upon any termination of the Private Placement Agent Agreement; provided, however, that, notwithstanding such termination of the Private Placement Agent Agreement, the Adviser will continue to pay to Placement Agent all fees and expenses to which Placement Agent is entitled pursuant to the Private Placement Agent Agreement for services performed through such termination date.

(b)              This Agreement may be terminated by the Adviser upon 60 days’ written notice to the Placement Agent in the event the Adviser no longer serves as investment adviser to the Fund; provided that prior to or on such termination date, the Adviser pays to Placement Agent all compensation due as of such termination date.

3.             Limitation of Liability. The Placement Agent shall not be liable to the Adviser for any action taken or omitted by it in the absence of bad faith, willful misfeasance, gross negligence or reckless disregard by it (or its agents or employees) of its obligations and duties under this Agreement.

4.              Payment of Fees to Financial Intermediaries. Adviser acknowledges and agrees that the Placement Agent may enter into, assume, or become a party to certain agreements (“Non-Standard Dealer Agreements”) which require the Placement Agent to pay fees or make payments in excess of funds made available to the Placement Agent through the Funds' 12b-1 Plan (“Fees”), and Placement Agent shall notify Adviser prior to entering into any such Non-Standard Dealer Agreement. To the extent that the Placement Agent is required to pay Fees under any Non-Standard Agreement that Adviser is made aware of, the Adviser hereby agrees to make all such payments pursuant to the fee schedule contained therein. Adviser hereby agrees to pay all such Fees required pursuant to such Non-Standard Agreements, including the reimbursement of any costs and expenses of the applicable financial intermediary, to the Placement Agent at least 10 days in advance of the date on which such payments are due from Placement Agent to the applicable financial intermediary, or in the alternative, to pay such Fees directly to the applicable financial intermediary on or before the date on which such payments are due, to the extent detailed in the Non-Standard Dealer Agreement or otherwise advised by Placement Agent in writing to Adviser.

5.             Notices. Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, email, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

(i) To Placement Agent:	(ii) If to the Adviser:
Quasar Distributors, LLC	Antares Capital Credit Advisers LLC
Attn: Legal Department	Attn: Corporate Legal Department
Three Canal Plaza, Suite 100	320 S. Canal St., Ste 4200
Portland, ME 04101	Chicago, IL 60606
Telephone: (207) 553-7110	Telephone:
Email:legal@foreside.com	Email: legalnotices@antares.com, with copy to mike.donahoe@antares.com

6.             Transfer Agent

The Placement Agent and the Adviser agree that in the course of the Placement Agent’s services that the Placement Agent may need information from time to time from the transfer agent (“Transfer Agent”) as depicted below. The Adviser shall promptly notify the Placement Agent in writing of any changes to the Transfer Agent or its contact information.

U.S. Bank Global Fund Services
615 East Michigan Street
Milwaukee, WI 53202

Email: alternativefundsupport@usbank.com
Phone: 888-484-1944

7.             Assignment. This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

8.             Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York.

9.	Miscellaneous.

(a)              Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)             This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

(c)              If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.

(d)             This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(e)              No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

(f)              Invoices for fees and expenses due to Placement Agent hereunder and as set forth in Exhibit B hereto shall be sent by Placement Agent to the address furnished above in Section 5(ii) unless and until changed by Adviser (Adviser to provide reasonable advance notice of any change of billing address to Placement Agent).

(g)              This Agreement has been negotiated and executed by the parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

ANTARES CAPITAL CREDIT ADVISERS LLC		QUASAR DISTRIBUTORS, LLC

By:	/s/ Monica Kelsey	By:	/s/ Teresa Cowan
Name: Monica Kelsey		Name: Teresa Cowan
Title: Authorized Signatory		Title: President
Date: July 22, 2025		Date: 7.23.25

EXHIBIT A

Private Placement Agent Agreement

A-1

EXHIBIT B

Compensation

PRIVATE PLACEMENT AGENT SERVICES FEES

Name	Price		Term

Legal Underwriting - Implementation Fee	$5,000		One-time service
Payable upon execution

Annual Fee	$25,000 minimum		Annually recurring
	Asset fee[1] breakdown:	0.50 basis point
$500

MM to $1B:
	Over $1B:	0.35 basis point

5123 Private placement filing, if applicable	$1,000 one-time fee per private placement product	One-time
Review of Fund Marketing Material	$125 standard review	Standard fee per communication piece for the
first 10 pages (minutes if audio or video)
	$10 per page/minute	Fee after 10 pages/minutes
	$600 expedited review	Expedited fee per communication piece requiring 24 hour expedited review for the first 10 pages (minutes if audio or video)
	$25 per page/minute	Fee after 10 pages/minutes
(expedited)

1Asset Fee based on total assets in the Fund (calculated and billed monthly).

Notes: Fees are subject to a 5% annual increase based on the Effective Date of the Agreement.

B-1

OUT-OF-POCKET EXPENSES

Reasonable, pre-approved out-of-pocket expenses incurred by the Placement Agent in connection with the services provided pursuant to the Private Placement Agent Agreement. Such expenses may include, without limitation, regulatory filing fees; marketing materials regulatory review fees; communications; postage and delivery service fees; bank fees; reproduction and record retention fees; travel, lodging and meals.

Notes:

➢ Fees will be calculated and payable monthly.

B-2